Exhibit 99.1

Press Release

SOURCE:  ShopKo Stores, Inc.

ShopKo Announces Commitment for New $600 Million
Secured Revolving Credit Facility

GREEN BAY, Wis., Jan. 25 /PRNewswire/ -- ShopKo Stores,
Inc. (NYSE: SKO) announced today that it has received a commitment from Fleet Retail Finance Inc. to provide a new, three-year $600 million senior secured revolving credit facility. The facility will be secured by the inventory and accounts receivable of ShopKo and its subsidiaries.

The commitment, which is subject to customary conditions, is expected to close within the next 45 days. The proceeds will replace ShopKo's existing senior bank facilities under which $293.4 million was outstanding as of today.

William Podany, Chairman, President and CEO said, "This commitment marks substantial progress toward providing financial stability to our capital structure. With this new credit facility, we now have the flexibility to focus our entire organization on initiatives designed to further strengthen our financial position and to deliver measurable improvements to shareholder value."

"We are pleased to provide ShopKo with this commitment," said Ward K. Mooney, President of Fleet
Retail Finance. "This commitment reflects our confidence in the ability of ShopKo's management team."

ShopKo Stores, Inc., a Fortune 500 company headquartered in Green Bay, Wis., operates 394 retail stores in 22 states, primarily in the Midwest, Western
Mountain and Pacific Northwest regions. Retail operations include 164 specialty discount stores operating under the ShopKo name in mid-sized and larger cities, and 230 Pamida discount stores in smaller, rural communities. For more information about ShopKo or Pamida visit our web site at www.shopko.com.

Fleet Retail Finance Inc. is one of the leading asset-based lenders in the country exclusively devoted to the retail industry. Fleet Retail Finance provides inventory-based working capital loans, long-term capital for expansion, turnaround financing, capital markets advisory services, global trade finance and cash management services. The company has agented more than $5.5 billion in financing to retailers across the U.S., Canada and the UK. Fleet Retail Finance is a subsidiary of FleetBoston Financial, a $179 billion diversified financial services company and the seventh-largest financial holding company in the United States.
FleetBoston Financial offers a comprehensive array of innovative financial solutions to 20 million customers in more than 20 countries and territories. FleetBoston
Financial is headquartered in Boston and listed on the New York Stock Exchange (NYSE: FBF) and the Boston
Stock Exchange (BSE:  FBF).

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This press release contains forward-looking statements
within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including those pertaining to future financing, are subject to important factors which could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements.
These factors include those referenced in ShopKo's current Annual Report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings and such factors are incorporated by reference.